AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This AMENDMENT NO. 1 (this "Amendment") to the Rights Agreement (the "Agreement"), dated as of May 12, 2003, between iPayment, Inc., a Delaware corporation (the "Company"), and Wachovia Bank, National Association, as rights agent (the "Rights Agent"), is entered into as of this 28th day of November, 2005. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

     WHEREAS, Section 27 of the Agreement permits the Company to amend the Agreement in the manner provided therein at any time prior to the Distribution Date, and there has not been a Distribution Date.

     NOW, THEREFORE, the Agreement is hereby amended as follows:

     Section 1. Amendment. The definition of "Acquiring Person" set forth in
Section 1(a) of the Agreement is hereby amended to add the following before the last sentence of Section 1(a):

     "In addition, and notwithstanding the foregoing, none of Gregory S. Daily ("Daily") or such other Persons that the special committee established by the Board on May 13, 2005 (the "Special Committee") permits by resolution (a "Permitted Person") or any "group" consisting solely of one or more of Daily and/or any Permitted Person shall be deemed to be an Acquiring Person solely as a result of any arrangement, agreement or understanding with respect to a Permitted Transaction (as defined below), for so long as any such arrangement, agreement or understanding is conditioned upon the approval of the Special Committee. A "Permitted Transaction" means a merger, a tender offer or similar business combination transaction in which Mr. Daily and one or more Permitted Persons acquire, directly or indirectly, all (or such lesser number as the Special Committee shall approve) of the Common Shares not beneficially owned by them at a price of not less than $43.50 per share, upon terms and conditions otherwise approved by the Special Committee."

     Section 2. Certification. This Section 2 shall constitute a certificate from an appropriate officer of the Company for purposes of Section 27 of the Agreement, and the Company and the officer of the Company signing this Amendment below, on behalf of the Company, (i) hereby certify that to their knowledge this Amendment is in compliance with the terms of Section 27 of the Agreement and
(ii) request and direct that the Rights Agent execute and deliver this Amendment, in accordance with Section 27.

     Section 3. Full Force and Effect. Except as expressly amended hereby, the Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof. This Amendment and the Agreement, as hereby amended, shall constitute one and the same instrument.

     Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

     Section 5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this 28th day of November 2005.

                                     iPAYMENT, INC.



                                    By: /s/ Afshin M. Yazdian
                                       ----------------------------------------
                                       Name:   Afshin M. Yazdian
                                       Title:  Executive Vice President, General
                                               Counsel and Secretary



                                    WACHOVIA BANK, NATIONAL ASSOCIATION



                                    By: /s/ DeVonna Mosley
                                       ----------------------------------------
                                       Name:   DeVonna Mosley
                                       Title:  Assistant Vice President